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Exhibit 3.2(g)

OPERATING AGREEMENT OF
BEAZER HOMES INVESTMENTS, LLC

        This Operating Agreement (this "Operating Agreement") of Beazer Homes Investments, LLC (the "Company"), a Delaware limited liability company created by the conversion of Beazer Homes Investment Corp., a Delaware corporation, into the Company pursuant to applicable law, is entered into as of this 30th day of December, 2004, by Beazer Homes Corp., the sole Member of the Company.

ARTICLE I.
DEFINITIONS

        For purposes of this Operating Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

        "Affiliate" means (a) any person which, directly or indirectly, controls, is controlled by or is under common control with the specified person, (b) any person of which the specified person serves as an officer, partner or trustee or with respect to which the specified person served in a similar capacity, (c) any person of which a specified person is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities of the person, (d) any person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified person, and (e) any relative or spouse of the specified person who makes his or her home with the specified person.

        "Approval of Members" or "Approved by the Members" means the unanimous consent of all of the Members. An Assignee shall not be a Member for purposes of this definition, and except as expressly provided in the Agreement, the Approval of Members shall not require the consent of any Assignee.

        "Certificate of Formation" means the Certificate of Formation of the Company as properly adopted and amended from time to time by the Members and filed with the Delaware Secretary of State pursuant to applicable law.

        "Assignee" means an assignee of Units who has not been admitted as a Substituted Member.

        "Bankrupt Member" means a Member who: (i) has become the subject of a decree or order for relief under any bankruptcy, insolvency or similar law affecting creditors' rights now existing or hereafter in effect; or (ii) has initiated, either in an original proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation, arrangement, composition, readjustment, dissolution, or similar relief.

        "Capital Account" shall mean a financial account to be established and maintained by the Company for each Member, as computed from time to time in accordance with the capital account maintenance rules set forth in Regulations Section 1.704-1(b)(2), as such Regulations may be amended from time to time.

        "Capital Contribution" means any contribution of property, services or the obligation to contribute property or services to the Company made by or on behalf of a Member or Assignee.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Company" means Beazer Homes Investments, LLC, a Delaware limited liability company, and any successor limited liability company.

        "Distribution" means a transfer of property to a Member on account of Units as described in Article VI.

        "Dissociation" means any action which causes a Person to cease being a Member as described in Article IX hereof.

        "Dissolution Event" means an event, the occurrence of which will result in the dissolution of the Company under Article XI unless the Members agree to continue the business of the Company as provided therein.

        "Majority-In-Interest" means, at any given time, Members that both (i) hold in the aggregate more than fifty percent (50%) of the outstanding Units held by all Members and (ii) own a majority of the outstanding capital interests held by the Members as determined on the basis of the Capital Account balances of the Members.

        "Member" means any Person (i) who has signed this Operating Agreement as a Member or who is hereafter admitted as a Member of the Company pursuant to this Operating Agreement and (ii) who holds Units in the Company.

        "Profits" and "Losses" for any fiscal year means the net income or net loss of the Company for such fiscal year or fraction thereof, as determined for federal income tax purposes in accordance with the accounting method used by the Company for federal income tax purposes. Profits shall also include all income received by the Company that is exempt from federal income tax, and the difference between the fair market value and adjusted basis for book purposes of any asset distributed to a Member determined at the time of distribution. Losses shall include expenditures of the Company described in Section 705(a)(2)(B) of the Code including items treated under Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code.

        "Person" means a natural person, trust, estate, partnership, limited liability company or any incorporated or unincorporated organization.

        "Regulations" mean, except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be changed from time to time.

        "Substituted Member" means an Assignee who has been admitted as a Member.

        "Taxable Year" means the taxable year of the Company as determined pursuant to Section 706 of the Code.

        "Transfer" means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

        "Unit" means an interest of a Member or Assignee in the Profits, Losses and Distributions of the Company as determined in accordance with this Agreement. The number of Units issued to each Member is set forth on Exhibit A, which shall be amended in the event that the Company issues additional Units or acquires any outstanding Units.

ARTICLE II.
FORMATION

        2.1    Organization.    The Company was formed pursuant to applicable law upon the filing of a Certificate of Conversion (the "Certificate of Conversion") and the Certificate of Formation on December 30, 2004. The rights and obligations of the Members shall be as provided under applicable law, the Certificate of Conversion, the Certificate of Formation and this Agreement. The Members agree to each of the provisions of the Certificate of Conversion and the Certificate of Formation.

        2.2    Registered Agent and Office.    The Company's registered office shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19801, in the County of New Castle, and the name of its registered agent at that address is Corporation Service Company. The Company may designate another registered office or agent at any time by following the procedures set forth in applicable law.

        2.3    Principal office.    The principal office of the Company shall be located at:

    1000 Abernathy Road, Suite 1200
    Atlanta, GA 30328

        2.4    Business.    The business of the Company shall be:

          (a)   To pursue any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the benefit of the Company or the protection of its assets.

          (b)   To exercise all powers which may be legally exercised under applicable law.

          (c)   To engage in any activities reasonably necessary or convenient to the foregoing.

        2.5    Duration.    The existence of the Company shall continue in perpetuity unless the Company is dissolved pursuant to Article XII or applicable law.

ARTICLE III.
ACCOUNTING AND RECORDS

        3.1    Records to be Maintained.    The Company shall maintain records in accordance with applicable law.

        3.2    Accounts.    The Company shall maintain appropriate books and records, kept in accordance with generally accepted accounting principles and a record of the Capital Account for each Member and Assignee. Each Member shall have the right to inspect and copy any books and records of the Company during normal business hours.

ARTICLE IV.
MEMBERS AND MANAGEMENT

        4.1    Management.    Pursuant to applicable law, each member shall be an agent of the Company for the purpose of the Company's business or affairs, and the act of any member, including the execution in the name of the Company of an instrument for carrying on in the usual way the business or affairs of the Company shall bind the Company. Furthermore, except as expressly set forth in this Operating Agreement, any action which is taken on behalf of the Company by any member shall be deemed to have been approved by all members, and the member taking such action shall be deemed to have been fully authorized to take such action on behalf of the Company; however, the provisions of this sentence shall become null and void if any party other than Beazer Homes USA, Inc. ("Beazer"), or any subsidiary of Beazer as to which Beazer maintains voting control, either directly or indirectly (collectively with Beazer, the "Beazer Entities"), shall become a Member.

        4.2    Distributions.    Distributions shall be made in accordance with Section 6.3 in such amounts and at such times as determined by a Majority-In-Interest.

        4.3    Liability of Members.    No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Operating Agreement or applicable law shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

        4.4    Officers.    Any member may appoint such officers of the Company as it may deem necessary to assist in the operations of the Company, with such duties and powers as are conferred on such officers by such Member; however, if a party other than a Beazer Entity shall become a Member, the officers must be appointed by a Majority-In-Interest.

ARTICLE V.
CONTRIBUTIONS

        5.1    Contributions.    The Members shall not be required to make additional Capital Contributions.

        5.2    Member Loans.    Any Member may, with the approval of a Majority-In-Interest, loan funds to the Company. The repayment terms and interest rate for such loans shall be approved by a Majority-In-Interest; provided, however, that in no event shall the interest rate on, such loans be less than the applicable federal rate as announced by the Internal Revenue Service and in effect on the date the loan is made.

        5.3    Return of Capital Contributions.    Except as otherwise provided in this Agreement, a Member shall be entitled to a return of his or its Capital Contribution only upon the dissolution and winding up of the Company as provided in Article XI.

ARTICLE VI.
ALLOCATIONS AND DISTRIBUTIONS

        6.1    Allocations of Profits and Losses.    Subject to the provisions of Section 6.2, Profits, Losses and other items of income, gain, deduction and credit shall be allocated among the Members in proportion to their Units.

        6.2    Contributed Property.    If property which has an adjusted basis that is different from its fair market value is contributed to the Company, gain or loss and depreciation with respect to such property shall be allocated in accordance with Section 704(c) of the Code and the Regulations thereunder as in effect on the date that the property is contributed.

        6.3    Distributions.    Distributions in anticipation of a Dissolution Event or subsequent to a Dissolution Event shall be made as provided in Section 11.3. All other Distributions shall be made to the Members in proportion to their Units.

ARTICLE VII.
TAX MATTERS

        7.1    Method of Accounting.    The records of the Company shall be maintained on the cash method of accounting for tax purposes, unless otherwise provided by the Code or by the Regulations.

        7.2    Tax Matters Partner.    Beazer Homes Corp. shall be designated as the "Tax Matters Partner" of the Company pursuant to Section 6231(a)(7) of the Code. The Tax Matters Partner shall take such actions as are necessary to cause each other Member and Assignee to become a "Notice Partner" within the meaning of Section 6223 of the Code. The Tax Matters Partner shall not take any action contemplated by Section 6223 through 6229 of the Code without the prior written consent of all other Members.

ARTICLE VIII.
TRANSFER OF UNITS

        8.1    Transfer.    No Member or Assignee may Transfer all or a portion of the Member's or Assignee's Units, except to a Beazer Entity, without the unanimous consent of the Members (excluding Assignees).

        8.2    Transfers not in Compliance with this Article Void.    Any attempted Transfer of Units, or any part thereof, not in compliance with this Article is null and void ab initio.

ARTICLE IX.
DISSOCIATION OF A MEMBER

        9.1    Dissociation.    A Person shall cease to be a Member upon the happening of any of the following events:

          (a)   the withdrawal of a Member with the unanimous consent of the remaining Members;

          (b)   a Member becoming a Bankrupt Member;

          (c)   in the case of a Member who is a natural person, the death of the Member;

          (d)   in the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

          (e)   in the case of a Member that is an organization other than a corporation, the dissolution and commencement of winding up of the separate organization;

          (f)    in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; or

          (g)   in the case of a Member that is an estate, the distribution by the fiduciary of the estate's Units.

Assignees shall not be deemed to be Members for purposes of this Section 9.1.

        9.2    Rights of Dissociating Member.    In the event any Member dissociates prior to the dissolution and winding up of the Company:

          (a)   if the Dissociation causes a dissolution and winding up of the Company under Article XI, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member except that any Distributions to which the Member would have been entitled shall be reduced by the damages sustained by the Company as a result of the Dissolution and winding up;

          (b)   if the Dissociation does not cause a dissolution and winding up of the Company under Article XI, the Member shall thereafter hold his or its Units as an Assignee.

ARTICLE X.
ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

        10.1    Rights of Assignees.    The Assignee of Units has no right to participate in the management of the business and affairs of the Company or to become a Member. The Assignee is only entitled to receive Distributions and return of capital, and to be allocated the Profits and Losses attributable to the Units.

        10.2    Admission of Substitute Members.    An Assignee of Units shall be admitted as a Substitute Member and admitted to all the rights of the Member who initially assigned the Units only with the unanimous approval of the remaining Members. The Members may grant or withhold the approval of such admission for any Assignee in their sole and absolute discretion. If so admitted, the Substitute Member has all the rights and powers and is subject to all the restrictions and liabilities of the Member originally assigning the Units. The admission of a Substitute Member, without more, shall not release the Member originally assigning the Units from any liability to the Company that may have existed prior to the admission.

        10.3    Admission of Additional Members.    Additional Members may be admitted only with a written Approval of the Members and only upon the terms and conditions set forth in such Approval. The Additional Members shall be required to execute either (i) an Admission Agreement evidencing their acceptance of the terms and conditions of the Articles, the written Approval, this Agreement and the terms of their Capital Contributions and their Units or (ii) an amended or an amended and restated Operating Agreement.

ARTICLE XI.
DISSOLUTION AND WINDING UP

        11.1    Dissolution.    The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events (which, unless the Members agree to continue the business, shall constitute Dissolution Events):

          (a)   the expiration of the term, if any, set forth in the Articles, unless the business of the Company is continued with the consent of all of the Members;

          (b)   the unanimous written consent of all of the Members;

          (c)   the Dissociation of any Member, unless the business of the Company is continued with the unanimous written consent of the remaining Members within 60 days after such Dissociation.

          (d)   at any time there cease to be one (1) or more Members.

        11.2    Effect of Dissolution.    Upon dissolution, the existence of the Company shall continue, but the Members shall wind up all of the Company's affairs and proceed to liquidate all of the Company's assets as promptly as is consistent with obtaining their fair value.

        11.3    Distribution of Assets on Dissolution.    Upon the winding up of the Company, the assets of the Company shall be distributed:

          (a)   to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of the Company's liabilities;

          (b)   to Members in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company's taxable year in which the liquidation occurs. Liquidation proceeds shall be paid within 60 days of the end of the Company's taxable year or, if later, within 90 days after the date of liquidation. Such distributions shall be in cash or property (which need not be distributed proportionately) or partly in both, as determined by Approval of the Members.

        11.4    Winding Up, and Articles of Dissolution.    The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, articles of dissolution shall be delivered to the Secretary of State for filing. The articles of dissolution shall set forth the information required by applicable law.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

        12.1    Entire Agreement.    This Operating Agreement, the Certificate of Conversion and the Certificate of Formation represent the entire agreement among the Members.

        12.2    Amendment or Modification of this Operating Agreement.    This Operating Agreement may be amended or modified from time to time only by a written instrument executed by all of the Members.

        12.3    No Partnership Intended for Non-tax Purposes.    The Members have formed the Company under applicable law, and expressly do not intend to form a partnership or a limited partnership. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

        12.4    Rights of Creditors and Third Parties under this Operating Agreement.    This Operating Agreement is entered into among the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. This Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable. statute, no such creditor or third party shall have any rights under this Operating Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

        12.5    Notice.    Notice to the Company shall be considered as given when mailed by first class mail, postage prepaid, to its principal office. Notice to a Member shall be considered as given when mailed by first class mail, postage prepaid, to the Member at the address reflected in the Company's records unless such Member has notified the Company in writing of a different address.

        12.6    Headings.    Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

        12.7    Counterparts.    This Operating Agreement may be executed in any number of counterparts with the same effect as if all such parties executed the same document. All such counterparts shall constitute one agreement.

        12.8    Delaware Law Controlling.    The laws of the State of Delaware, including applicable law, shall govern the validity of this Operating Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

        12.9    Severability.    Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

        12.10    Number and Gender.    All provisions and references to gender shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

        12.11    Binding Effect.    Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors and assigns.

        12.12    No Partition.    Notwithstanding any other provision hereof or of any governing law, no Member shall have the right of partition with respect to any property of the Company during the term hereof; nor shall any Member make application to any court or authority having jurisdiction in the matter, or otherwise commence or prosecute any action or proceeding for partition of Company property or the sale thereof. Upon any breach of the provision of this paragraph, the Company and each other Member, in addition to any other rights or remedies which they have at law or in equity, shall be entitled to a decree or other order restraining and enjoining any such application, action or proceeding.

[Signature page follows]

        IN WITNESS WHEREOF, this Operating Agreement has been executed by the undersigned Member as of the date first above written.

MEMBER:
BEAZER HOMES CORP.

By:	/s/ IAN J. MCCARTHY Ian J. McCarthy, President

EXHIBIT A

Member	Units
Beazer Homes Corp.	100

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  Exhibit 3.2(g)